Exhibit 10.34

MARKETING AGREEMENT BETWEEN-
FURNITURE CLASSICS, LTD.
2314 COLONIAL AND 23RD STREET
NORFOLK, VA  23517
AND
WELLINGTON HALL, LTD.
425 JOHN WARD RD.
LEXINGTON, NC 27293

This agreement, entered into this 4th Day of May, 1999, by and between Furniture Classics, Ltd. of Norfolk, Virginia, hereinafter referred to as the PRODUCER, and Wellington Hall, Ltd., of Lexington, North Carolina, hereinafter referred to as the DISTRIBUTOR, shall be subject to the following terms and conditions.

GRANTS OF RIGHTS:
The Producer hereby grants to the Distributor the exclusive rights to offer, promote, market and distribute to the National and International markets the Mirrors and Furniture as listed in the Addendum attached to this Agreement. The Producer will not market the same products which the producer supplies to the Distributor.

The Producer hereby guarantees that all mirrors, provided the Distributor to satisfy its orders, except for those otherwise specified, will be executed in a true gold leaf finish.

The Producer hereby assures that all mirrors provided the Distributor to satisfy its orders will be packaged in an enclosed crate of such construction to allow reshipment by the Distributor.

The Producer hereby warrants that all mirrors, furniture and other items provided the Distributor to satisfy its orders will be in such quality as represented by samples provided and that the Producer will be responsible for all mirrors, furniture and other items returned from the Distributor's dealer(s) as a result of the quality falling below the established standard.

The Distributor may return all products received back from its dealer(s) because of quality, finish, or packaging that falls below the standard of execution as established by this agreement and will receive a credit from the Producer equal to all charges for the items returned.

The Producer hereby guarantees his best effort that all mirrors, furniture and other items ordered to satisfy Distributors sales would be delivered in ten weeks.

In reference to the aforementioned warrants and guarantees the producer conveys to the distributor all warrants, guarantees, and right of remuneration and recourse against the manufacturer and freight carriers that the producer possesses in the execution of the business of this marketing agreement.

The Producer guarantees that the FOB Indonesian or other prices provided on the Addendum and prices subsequently charged the Distributor are/will be the same as the Producer is being charged by the Producer's supplier and the Producer will submit copies of the suppliers invoices to the Distributor on request.

The Producer hereby agrees to consign all items listed on the Addendum to the Distributors showroom for the duration of the High Point International Furniture Market to be held in April 1999.

This Distributor shall be responsible for providing adequate wall space at its High Point, North Carolina showroom at the Furniture Market for no less than one each of all the mirrors listed on the Addendum and supplied by the Producer.

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

This Distributor shall be responsible for providing adequate floor space at its High Point, North Carolina showroom at the Furniture Market for no less than one of each furniture item listed on the Addendum and supplied by the Producer.

The attached Addendum is the list of mirrors, furniture and other items with the Producer's suppliers price which has been mutually agreed to by the Producer and the Distributor as items that are marketable and consistent in styling and quality with the Distributors overall effort. These items have not been challenged as a copyright violation as of the execution of this agreement. The Producer will promptly and immediately notify the Distributor of any subsequent copyright questions or challenges.

DELIVERY and COMPENSATION:
The Distributor will submit orders, for items on the Addendum, to the Producer for product, to satisfy the Distributors orders, and the Producer will satisfy those orders by:

I. If the Distributor's orders and delivery requirements, in the sole discretion of the Distributor, allows the use of the Producers inventory that exists at the time of the execution of this agreement, then the Producer will then deliver the items ordered to the Distributor and:

     The Producer will receive the Indonesian cost or supplier cost (SC) listed on the addendum or the SC then in effect at the time the Distributor submits the order for each item delivered. The Producer be paid COD (cash on delivery) at the time of delivery to the Distributor's facility, unless satisfied through alternative means as described in this agreement.

     The Producer will receive compensation for each item delivered to the Distributor for ocean freight, and related expenses (freight Cost), to land a container at the Producer's warehouse. These charges will be determined as per Exhibit One attached.

     The Producer will receive compensation of 20% of SC for each item delivered to the Distributor.

          Ten percent (10%) of the before mentioned 20% is for Management Fees and the other 10% of the total is for handling which include, among other things, LOC expense, warehousing, unloading and loading, and delivery to the Distributor's facility (handling cost).

     The Producer will receive special compensation equal to 15% of the SC for shipping and warehousing of current, in-stock items.

     All Management Fees, freight costs, special compensation, and handling costs will be paid COD (cash on delivery) at the time of delivery to the Distributor's facility, unless satisfied through alternative means as described in this agreement.

II. If the Distributor's orders and delivery requirements, in the sole discretion of the Distributor, constitute less than a twenty foot container load, then the Producer will have the items shipped to Norfolk and included on a container delivering other Furniture Classic goods and:

     The Producer will receive the Indonesian cost or supplier cost (SC) listed on the addendum or the SC then in effect at the time the Distributor submits the order for each item delivered. The Distributor will pay 25% of the purchase price on receipt of an acknowledgment of the order from the Producer when the order is placed and the balance upon arrival at port unless satisfied through alternative means as described in this agreement.

     The Producer will receive compensation for each item delivered to the Distributor for ocean freight, and related expenses (freight Cost), to land a container at the Producer's warehouse. These charges will be determined as per Exhibit One attached.

     The Producer will receive compensation of 20% of SC for each item delivered to the Distributor.

          Ten percent (10%) of the before mentioned 20% is for Management Fees and the other 10% of the

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

          total is for handling which include, among other things, LOC expense, warehousing, unloading and loading, and delivery to the Distributor's facility (handling cost).

     All Management fees, freight costs, and handling costs will be paid COD (cash on delivery) at the time of delivery to the Distributor's facility, unless satisfied through alternative means as described in this agreement.

III. If the distributor's orders and delivery requirements constitute a full container load as determined by the Distributor, then the Producer will instruct its supplier to ship the container directly to the Distributor's facility and:

     The Producer will receive the Indonesian cost or supplier cost (SC) listed on the addendum or the SC then in effect at the time the Distributor submits the order for each item delivered. The Distributor will pay 25% of the purchase price on receipt of an acknowledgment of the order from the Producer when the order is placed and the balance upon arrival at port unless satisfied through alternative means as described in this agreement..

     The Producer will receive a management fee equal to 10% of the SC for each item delivered.

     The Distributor will pay all ocean freight and related costs to land the container at the Distributors facility unless satisfied through alternative means as described in this agreement..

     All Management fees will be paid COD (cash on delivery), unless satisfied through alternative means as described in this agreement.

TERMINATION:
The terms of this agreement shall be from March 15, 1999 through December 31, 1999, subject to earlier termination as hereafter provided.

The Producer may terminate the agreement by giving the Distributor 90 (ninety) days notice. In the event the Producer terminates the agreement, the Producer will deliver the Distributor's outstanding orders by the terms of this agreement.

The Distributor may terminate the agreement by giving the Producer ninety days notice. In the event the Distributor terminates the agreement, the Producer will receive all the Distributor's open orders for items on the addendum at the time of the effective date of the termination.

The terms of this agreement will be automatically extended for a period of six months on each expiration date unless one of the two parties has given notice of termination in which case the agreement will end at the end of the ninety day period.

STOCK PURCHASE AND WARRANTS:
Wellington Hall will sell Furniture Classic 100,000 shares of common stock at a price of $.27 per share. The purchase price of twenty seven thousand dollars may be satisfied by inventory supplied to the Distributor which it orders, sales aids acceptable to the Distributors needs, management fees, freight cost compensation, handling cost compensation, special compensation, and/or cash. At the time of the execution of this agreement, Furniture Classics will pay to the Distributor cash in the amount of $27,000, or issue to the Distributor a credit in the amount of $27,000 against which invoices and other items owed Furniture Classics by the Distributor before December 31, 1999 and as established by the terms of this agreement will be applied and the stock will be issued. The Distributor guarantees his best effort to satisfy the twenty-seven thousand dollar credit by May 1, 1999, via existing inventory of the producer. On December 31, 1999, the amount of the remaining open credit would be satisfied in cash. In addition to the stock, Furniture Classics will be issued at the time of the execution of this agreement 600,000 warrants for the purpose of financing the Distributors growth in sales as a result of this agreement., The warrants will have a conversion price as follows and a terminating conversion date determined by the earlier date of the termination of this agreement by the Producer or by the Distributor for Cause or by the date that follows. At the time of termination of this agreement, any options to purchase stock provided in the warrants which have not been exercised prior to termination will automatically become null and void.

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

     100,000 shares at $.30 per share exercisable until October 31, 1999 100,000 shares at $.40 per share exercisable until July 31, 2000 100,000 shares at $.40 per share exercisable until December 31, 2000 100,000 shares at $.45 per share exercisable until December 31, 2001 100,000 shares at $.45 per share exercisable until December 31, 2001 100,000 shares at $.53 per share exercisable until December 31, 2001

Future stock offerings will be offered pro-rata, with right of first refusal, to current shareholders.

APPOINTMENT OF DIRECTORS:

     With respect to this agreement Wellington Hall Ltd. will appoint one representative of Furniture Classics, R. Douglas Ricks, to the Board of Directors to a term of no less than this agreement.

     With respect to the aforementioned appointment, the board of directors will make no additional nomination, nor support the election of, that will be included on the Distributor's proxy for the next scheduled meeting of the shareholders.

WAIVER, INDEMNIFICATION, AND LIABILITY:
Should the Producer or Distributor choose to waive any of the provisions of this Agreement, that shall not void any of the other provisions or rights outlined in this Agreement.

Subject to the terms and conditions of this Agreement, each party agrees to indemnify, reimburse, defend, and hold the other harmless from any claim, demand, or judgment made, asserted or obtained against it, including reasonable attorney's fees and all costs, disbursements and expenses incurred by the party in connection with any claim of unfair competition or alleged unethical business behavior due to the activities of the offending party in offer and sale of Distributor's Mirrors and Furniture.

Producer does hereby agree to indemnify and hold harmless distributor from any and all losses due to any claims or judgments made or asserted against it, including reasonable attorney fees, cost and expenses incurred due to any copyright or patent violation by the Producer.

REPRESENTATIONS AND WARRANTIES:
a) The Producer warrants that it has the right to enter into this Agreement and is under no disability, restriction or prohibition with respect to its right to execute this Agreement and perform under it. The right granted to the Distributor thereunder does not conflict with or infringe upon any right whatsoever of any other part. All commission payments that may be owed to such persons shall be made by the Producer.

b) The Distributor warrants that it has the right to enter this Agreement and perform according to its terms. The Distributor warrants that it shall not allow any lien or other encumbrance or form of attachment to occur against or to the Producer's Mirrors and Furniture samples and at all times shall remain the sole property of the Producer. The Distributor shall at all times maintain adequate insurance to protect Producer against any risk of loss to the Mirrors and Furniture. Notice may be provided by either party to the other at the address first provided above on this Agreement.

ACKNOWLEDGMENT:
Both  parties   acknowledge  that  this  agreement  was  accepted  by  both  the
Distributor and the Producer and that the agreement and all policies and procedures shall be, in the case of the Producer, interpreted consistently with the laws of the Commonwealth of Virginia and that any dispute relating thereto shall be communicated to both parties and originated in the Federal or State courts of the City of Norfolk, Virginia. In the case of the Distributor, the agreement and all policies and procedures shall be interpreted consistently with the laws of the State of North Carolina and that any dispute relating thereto shall be communicated to both parties and originated in the Federal or State courts of the City of Lexington North Carolina. This Agreement contains the entire agreement of the parties relating to the subject matter and may not be modified or changed except in a written signed by both parties.

PRODUCER:                               DISTRIBUTOR:
Furniture Classics, Ltd.                Wellington Hall, Ltd.

By:                                     By:
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Title:                                  Title:
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